Exhibit 99.1

ADMINISTAFF ANNOUNCES STRONG FIRST QUARTER RESULTS AND RAISES 2005 GUIDANCE

HOUSTON - May 2, 2005 - Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization (PEO), today announced results for the first quarter 2005. The company reported first quarter net income and diluted earnings per share of $4.6 million and $0.18. Diluted earnings per share increased 20.0% over the 2004 period, excluding the impact of the Aetna lawsuit settlement in the 2004 period.

“Both unit growth and gross profit for the quarter exceeded our expectations,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “Strong sales and client retention are continuing to drive our unit growth, while effective pricing and positive experience in our benefits and workers’ compensation plans are contributing to solid gross profit margins.”

Revenues for the first quarter of 2005 increased 18.6% over the 2004 period to $298.9 million. This increase was due to an 11.9% increase in the average number of worksite employees paid per month combined with a 6.0% increase in revenues per worksite employee per month.

Gross profit increased 8.0% to $54.0 million as a result of stable pricing and favorable trends resulting from effective management of our benefits and workers’ compensation programs. Gross profit per worksite employee per month was $215 in the 2005 period as compared to $223 in the 2004 period. The 2004 results included $5 per worksite employee per month of insurance proceeds related to the reimbursement of workers’ compensation claims.

Operating expenses for the quarter were $47.1 mi1lion, including $1.0 million of stock-based compensation expense and $2.7 million of expenses associated with the annual sales conference, incentive sales trip and spring campaign marketing efforts which have historically been incurred

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Administaff, Inc.

in the second quarter. On a per worksite employee per month basis, operating expenses decreased from $191 in the 2004 period to $188 in the 2005 period, despite the inclusion of $4 related to stock-based compensation expense and $11 related to the sales conference, incentive trip and spring campaign in the 2005 period.

“Acceleration of unit growth over our existing infrastructure has demonstrated our significant operating expense leverage,” said Douglas S. Sharp, vice president of finance and chief financial officer. “These factors, combined with the positive trends we are seeing in gross profit per worksite employee, have increased our expectations for the balance of the year.”

Business Outlook

Administaff also provided its outlook for the second quarter and full year 2005.

	Second Quarter	Full Year

Average worksite employees paid per month	85,750 - 86,250	86,700 - 87,300
Gross profit per worksite employee per month	$202 - $204	$204 - $208
Operating expenses (in millions) (1)	$44.5 - $45.5	$184.5 - $186.5(2)
Net interest income (in millions)	$0.5 - $0.6	$2.2 - $2.6
Effective income tax rate	38.3%	38.3%
Average outstanding shares (in millions)	26.2	26.2

(1)	Includes $700,000 and $2.5 million in stock-based compensation expense, in the second quarter and full year, respectively.
(2)	The high end of the full year operating expense range assumes a higher accrual for incentive compensation based upon achieving higher unit growth and gross profit goals.

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the second quarter and full year 2005, and answer questions from investment analysts. To listen in, call 1-800-599-9795 and use passcode 64708872. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.” The conference call script will be available at the same website later today. A replay of the conference call will be available at 1-888-286-8010, passcode 33806037, for two weeks after the call. The webcast will be archived for one year.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

(Note: The statements contained in this press release that are not historical facts, including those that are identified with the words “outlook,” “plan,” “expect,” “predict,” “appears,” “indicator” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors cited above as challenges and concerns and: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the effectiveness of Administaff’s retirement services operation; (v) changes in the competitive environment in the Professional Employer Organization industry; (vi) Administaff’s liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

March 31,	December 31,
2005	2004
(Unaudited)

Assets
Cash and cash equivalents	$123,930	$81,740
Restricted cash	20,140	18,511
Marketable securities	28,163	27,950

Accounts receivable	79,195	67,210
Prepaid insurance and other current assets	28,954	19,159
Income taxes receivable	―	489
Deferred income taxes	2,171	—
Total current assets	282,553	215,059

Property and equipment, net	66,651	69,057
Deposits and other assets	61,620	71,272
Long-term prepaid insurance	11,000	―
Total assets	$421,824	$355,388

Liabilities and Stockholders’ Equity
Accounts payable	$2,177	$3,130
Payroll taxes and other payroll deductions payable	81,875	64,471
Accrued worksite employee payroll expense	98,385	59,277
Accrued health insurance costs	5,824	1,991
Accrued workers’ compensation costs	21,610	19,349
Other accrued liabilities	15,574	17,461
Income taxes payable	5,735	—
Deferred income taxes	―	231
Current portion of long-term debt	1,662	1,649
Total current liabilities	232,842	167,559

Long-term debt	34,468	34,890
Accrued workers’ compensation costs	25,998	22,912
Deferred income taxes	2,427	3,498
Total noncurrent liabilities	62,893	61,300

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	102,918	101,623
Treasury stock, cost	(64,144)	(63,925)
Deferred compensation expense	(4,226)	―
Accumulated other comprehensive income, net of tax	(200)	(127)
Retained earnings	91,432	88,649
Total stockholders’ equity	126,089	126,529
Total liabilities and stockholders’ equity	$421,824	$355,388

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2005	2004	Change

Operating results:
Revenues (gross billings of $1.574 billion and $1.284 billion less worksite employee payroll cost of $1.275 billion and $1.032 billion, respectively)	$298,976	$252,047	18.6%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	244,948	202,013	21.3%
Gross profit	54,028	50,034	8.0%
Operating expenses:
Salaries, wages and payroll taxes	23,331	22,299	4.6%
Stock-based compensation	1,038	―	―
General and administrative expenses	13,783	11,765	17.2%
Commissions	2,364	2,544	(7.1)%
Advertising	2,875	1,709	68.2%
Depreciation and amortization	3,757	4,551	(17.4)%
Total operating expenses	47,148	42,868	10.0%
Operating income	6,880	7,166	(4.0)%
Other income (expense):
Interest income	1,122	366	206.6%
Interest expense	(544)	(527)	3.2%
Other, net	(19)	8,264	(100.2)%
Income before income tax expense	7,439	15,269	(51.3)%
Income tax expense	2,849	6,031	(52.8)%
Net income	$4,590	$9,238	(50.3)%
Diluted net income per share of common stock	$0.18	$0.33	(45.5)%
Diluted weighted average common shares outstanding	26,081	27,588

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2005	2004	Change
Statistical data:
Average number of worksite employees paid per month	83,729	74,792	11.9%
Revenues per worksite employee per month(1)	$1,190	$1,123	6.0%
Gross profit per worksite employee per month	215	223	(3.6)%
Operating expenses per worksite employee per month	188	191	(1.6)%
Operating income per worksite employee per month	27	32	(15.6)%
Net income per worksite employee per month	18	41	(56.1)%

(1) Gross billings of $6,267 and $5,724 per worksite employee per month, less payroll cost of $5,077 and $4,601 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables
(in millions, except per worksite employee and earnings per share data)

	Three months ended
	March 31,
	2005	2004	Change

Payroll cost (GAAP)	$1,275,328	$1,032,289	23.5%
Less: Bonus payroll cost	(143,815)	(97,171)	48.0%
Non-bonus payroll cost	$1,131,513	$935,118	21.0%

Payroll cost per worksite employee (GAAP)	$5,077	$4,601	10.3%
Less: Bonus payroll cost per worksite employee	(572)	(433)	32.1%
Non-bonus payroll cost per worksite employee	$4,505	$4,168	8.1%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended
	March 31,
	2005	2004	Change

Net income	$4,590	$9,238	(50.3)%
Less: Aetna settlement proceeds, net of tax	―	(4,991)	(100.0)%
Adjusted net income	$4,590	$4,247	8.1%

Earnings per share	$0.18	$0.33	(45.5)%
Less: Aetna settlement proceeds, net of tax	―	(0.18)	(100.0)%
Adjusted earnings per share	$0.18	$0.15	20.0%

Adjusted net income represents net income; computed in accordance with generally accepted accounting principles ("GAAP"), less proceeds from the 2004 Aetna settlement, net of taxes (“Adjusted Net Income”). Administaff management believes Adjusted Net Income is a useful measure of the company's operating performance, as it allows for additional analysis of the company's operating results separate from the impact of the gain resulting from the Aetna settlement proceeds in 2004 on earnings.

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Administaff, Inc.

Non-bonus payroll and Adjusted Net Income are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and Adjusted Net Income should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and Adjusted Net Income in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company's workers' compensation program and the company's operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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